Exhibit 2.4

EMPLOYEE MATTERS AGREEMENT

BY AND BETWEEN

J2 GLOBAL, INC.

AND

CONSENSUS CLOUD SOLUTIONS, INC.

DATED AS OF [__], 2021

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Section 7.11.	Headings	28
Section 7.12.	Survival of Covenants	28
Section 7.13.	Waivers of Default	28
Section 7.14.	Dispute Resolution	28
Section 7.15.	Specific Performance	28
Section 7.16.	Amendments	29
Section 7.17.	Interpretation	29
Section 7.18.	Limitations of Liability	29
Section 7.19.	Mutual Drafting	29

Scheduled 2.02(a)	Benefit Plans to be Replicated by SpinCo Group
Schedule 7.01(a)	Parent Welfare Plans

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EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT, dated as of [•], 2021 (this “Agreement”), is by and between J2 Global, Inc., a Delaware corporation (“Parent”), and Consensus Cloud Solutions, Inc., a Delaware corporation (“SpinCo”).

R E C I T A L S:

WHEREAS, the board of directors of Parent (the “Parent Board”) has determined that it is in the best interests of Parent and its shareholders to create a new publicly traded company that shall operate the SpinCo Business;

WHEREAS, in furtherance of the foregoing, the Parent Board has determined that it is appropriate and desirable to separate the SpinCo Business from the Parent Business in the manner set forth in the Global Transaction Structure (the “Separation”) and, in connection with the Separation, make a distribution, on a pro rata basis, to holders of Parent Shares on the Record Date of at least eighty and one-tenth percent (80.1%) of the outstanding SpinCo Shares owned by Parent (the “Distribution”);

WHEREAS, SpinCo has been incorporated solely for these purposes and has not engaged in activities, except in connection with the Separation and the Distribution;

WHEREAS, in order to effectuate the Separation and Distribution, Parent and SpinCo have entered into a Separation and Distribution Agreement, dated as of the date hereof (the “Separation and Distribution Agreement”);

WHEREAS, pursuant to the terms of the Separation and Distribution Agreement, Parent will contribute all of the SpinCo Assets and all of the equity of J2 Cloud Services, LLC to SpinCo in exchange for SpinCo’s assumption of the SpinCo Liabilities, all of the SpinCo Shares, the SpinCo Cash Amount and the SpinCo Securities (the “Contribution”);

WHEREAS, following the Distribution, Parent may retain up to 19.9% of the outstanding SpinCo Shares (the “Retained Shares”) and intends to, within 12 months of the Distribution, distribute Retained Shares to Parent stockholders as dividends or in exchange for outstanding shares of Parent common stock (any such distribution, a “Subsequent Distribution”) or transfer such Retained Shares to Parent creditors in satisfaction of certain Parent debt (any such transfer, a “Debt-for-Equity Exchange”);

WHEREAS, following the Distribution, Parent shall transfer the SpinCo Securities to certain Persons (the “Debt-for-Debt Exchange Parties”) in exchange for certain debt obligations of Parent held by the Debt-for-Debt Exchange Parties as principals for their own account (the “Debt-for-Debt Exchange”);

WHEREAS, for U.S. federal income tax purposes, the Contribution, the Distribution, any Subsequent Distribution, the Debt-for-Debt Exchange, and any Debt-for-Equity Exchange, taken together, are intended to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes under Sections 355, 368(a)(1)(D) and 361(c) of the Code, and this Agreement is intended to be, and is hereby adopted as, a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g);

WHEREAS, SpinCo and Parent have prepared, and SpinCo has filed with the SEC, the Form 10, which includes the Information Statement, and which sets forth disclosures concerning SpinCo, the Separation and the Distribution;

WHEREAS, in addition to the matters addressed by the Separation and Distribution Agreement, the Parties desire to enter into this Agreement to set forth the terms and conditions of certain employment, compensation and benefit matters; and

WHEREAS, the Parties acknowledge that this Agreement, the Separation and Distribution Agreement and the other Ancillary Agreements represent the integrated agreement of Parent and SpinCo relating to the Separation and Distribution, are being entered into together and would not have been entered into independently.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01. Definitions. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings, and capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation and Distribution Agreement.

“Actions” shall have the meaning set forth in the Separation and Distribution Agreement.

“Affiliate” shall have the meaning set forth in the Separation and Distribution Agreement.

“Agreement” shall have the meaning set forth in the Preamble to this Agreement and shall include all Schedules hereto and all amendments, modifications, and changes hereto entered into pursuant to Section 7.16.

“Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“Benefit Plan” shall mean any contract, agreement, policy, practice, program, plan, trust, commitment or arrangement providing for benefits, perquisites or compensation of any nature from an employer to any Employee, or to any family member, dependent, or beneficiary of any such Employee, including cash or deferred arrangement plans, profit sharing plans, post-employment programs, pension plans, thrift plans, supplemental pension plans, welfare plans, stock option, stock purchase, stock appreciation rights, restricted stock, restricted stock units, performance stock units, other equity-based compensation and contracts, agreements, policies, practices, programs, plans, trusts, commitments and arrangements providing for terms of employment, fringe benefits, severance benefits, change in control protections or benefits, travel and accident, life, accidental death and dismemberment, disability and accident insurance, tuition reimbursement, adoption assistance, travel reimbursement, vacation, sick, personal or bereavement days, leaves of absences and holidays; provided, however, that the term “Benefit Plan” does not include any government-sponsored benefits, such as workers’ compensation, unemployment or any similar plans, programs or policies or Individual Agreements.

“COBRA” shall mean the U.S. Consolidated Omnibus Budget Reconciliation Act of 1985, as codified at Section 601 et seq. of ERISA and at Section 4980B of the Code.

“Code” shall have the meaning set forth in the Separation and Distribution Agreement.

“Contribution” shall have the meaning set forth in the Recitals.

“Debt-for-Debt Exchange” shall have the meaning set forth in the Recitals.

“Debt-for-Debt Exchange Parties” shall have the meaning set forth in the Recitals.

“Debt-for-Equity Exchange” shall have the meaning set forth in the Recitals.

“Distribution” shall have the meaning set forth in the Recitals.

“Distribution Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Distribution Ratio” shall have the meaning set forth in the Separation and Distribution Agreement.

“Effective Time” shall have the meaning set forth in the Separation and Distribution Agreement.

“Employee” shall mean any Parent Group Employee or SpinCo Group Employee.

“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, together with the rules and regulations promulgated thereunder.

“FICA” shall have the meaning set forth in Section 3.02.

“Force Majeure” shall have the meaning set forth in the Separation and Distribution Agreement.

“Former Employees” shall mean Former Parent Group Employees and Former SpinCo Group Employees.

“Former Parent Group Employee” shall mean any individual who is a former employee of the Parent Group as of the Effective Time and who is not a Former SpinCo Group Employee.

“Former SpinCo Group Employee” shall mean any individual who is a former employee of Parent or any of its Subsidiaries or former Subsidiaries as of the Effective Time, in each case, whose most recent employment with Parent was with a member of the SpinCo Group or was primarily engaged in the SpinCo Business.

“FUTA” shall have the meaning set forth in Section 3.02.

“Global Transaction Structure” shall have the meaning set forth in the Separation and Distribution Agreement.

“Governmental Authority” shall have the meaning set forth in the Separation and Distribution Agreement.

“Group” shall mean either the SpinCo Group or the Parent Group, as the context requires.

“HIPAA” shall mean the U.S. Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations promulgated thereunder.

“Individual Agreement” shall mean any individual (a) employment contract, (b) retention, severance or change in control agreement, or (c) other agreement containing restrictive covenants (including confidentiality, noncompetition and nonsolicitation provisions) between a member of the Parent Group and a SpinCo Group Employee or any Former SpinCo Group Employee, as in effect immediately prior to the Effective Time.

“IRS” shall mean the U.S. Internal Revenue Service.

“Law” shall have the meaning set forth in the Separation and Distribution Agreement.

“Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Nasdaq” shall mean the Nasdaq Global Select Market operated by Nasdaq, Inc.

“Option Exercise Price Ratio” shall mean, with respect to a Parent Option Award, the quotient obtained by dividing (i) the per share exercise price of such Parent Option immediately prior to the Effective Time, by (ii) the Pre-Separation Parent Stock Value.

“Parent” shall have the meaning set forth in the Preamble.

“Parent 401(k) Plan” shall mean the J2 Global, Inc. Retirement Savings Plan, as in effect or as it may be amended from time to time.

“Parent Awards” shall mean Parent Option Awards, Parent RSU Awards, and Parent Restricted Stock Awards, collectively.

“Parent Benefit Plan” shall mean any Benefit Plan established, sponsored or maintained by Parent or any of its Subsidiaries immediately prior to the Effective Time, but excluding any SpinCo Benefit Plan.

“Parent Board” shall have the meaning set forth in the Recitals.

“Parent Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Change in Control” shall have the meaning set forth in Section 4.02(d)(i).

“Parent Compensation Committee” shall mean the Compensation Committee of the Parent Board.

“Parent ESPP” has the meaning specified in Section 4.03(a).

“Parent Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Group Employees” shall have the meaning set forth in Section 3.01(a)(ii).

“Parent Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Non-Equity Incentive Practices” shall mean the corporate nonequity incentive practices of the Parent Group.

“Parent Omnibus Plan” shall mean each of the J2 Global, Inc. 2007 Stock Option Plan and the J2 Global, Inc. 2015 Stock Option Plan, as in effect from time to time.

“Parent Option Award” shall mean an award of options to purchase Parent Shares granted pursuant to a Parent Omnibus Plan that is outstanding as of immediately prior to the Effective Time.

“Parent Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the Post-Separation Parent Stock Value.

“Parent Restricted Stock Award” shall mean an award of restricted Parent Shares, including any time-based restricted shares or performance restricted shares, granted pursuant to a Parent Omnibus Plan, which is outstanding as of immediately prior to the Effective Time.

“Parent RSU Award” shall mean an award of restricted stock units, including any time-based restricted stock unit or performance restricted stock unit, granted pursuant to a Parent Omnibus Plan, which is outstanding as of immediately prior to the Effective Time.

“Parent Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“Parent Welfare Plan” shall mean any Parent Benefit Plan which is a Welfare Plan.

“Parties” shall mean the parties to this Agreement.

“Person” shall have the meaning set forth in the Separation and Distribution Agreement.

“Post-Separation Parent Awards” shall mean Post-Separation Parent Option Awards, Post-Separation Parent RSU Awards, and Post-Separation Restricted Stock Awards, collectively.

“Post-Separation Parent Option Award” shall mean a Parent Option Award, as adjusted as of the Effective Time in accordance with Section 4.02(a).

“Post-Separation Parent Restricted Stock Award” shall mean a Parent Restricted Stock Award, as adjusted as of the Effective Time in accordance with Section 4.02(c).

“Post-Separation Parent RSU Award” shall mean a Parent RSU Award, as adjusted as of the Effective Time in accordance with Section 4.02(b).

“Post-Separation Parent Stock Value” shall mean the average of the VWAP of Parent Shares for the 30 regular trading days commencing with the Distribution Date.

“Pre-Separation Parent Stock Value” shall mean the shall mean the average of the VWAP of Parent Shares for the 30 regular trading days ending on the day before the Distribution Date.

“QDRO” shall mean a qualified domestic relations order within the meaning of Section 206(d) of ERISA and Section 414(p) of the Code.

“Record Date” shall have the meaning set forth in the Separation and Distribution Agreement.

“Retained Shares” shall have the meaning set forth in the Recitals.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Separation” shall have the meaning set forth in the Recitals.

“Separation and Distribution Agreement” shall have the meaning set forth in the Recitals.

“SpinCo” shall have the meaning set forth in the Preamble.

“SpinCo 401(k) Plan” shall mean the SpinCo 401(k) Savings Plan, to be adopted by SpinCo prior to or on the Distribution Date as described in Section 5.01.

“SpinCo 401(k) Trust” shall have the meaning set forth in Section 5.01(a).

“SpinCo Assets” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Awards” shall mean SpinCo Option Awards, SpinCo RSU Awards and SpinCo Restricted Stock Awards, collectively.

“SpinCo Benefit Plan” shall mean any Benefit Plan established, sponsored, maintained or contributed to by a member of the SpinCo Group as of or after the Effective Time.

“SpinCo Board” shall mean the Board of Directors of SpinCo.

“SpinCo Business” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Cash Amount” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Change in Control” shall have the meaning set forth in Section 4.02(d)(i).

“SpinCo Designees” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo ESPP” has the meaning specified in Section 4.03(a).

“SpinCo Flex Plan” shall have the meaning set forth in Section 6.01(c).

“SpinCo Group” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Group Employees” shall have the meaning set forth in Section 3.01(a).

“SpinCo Liabilities” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Non-Equity Incentive Practices” shall mean the corporate nonequity incentive practices, as established by SpinCo as of the Effective Time pursuant to Section 2.02(a) and Section 4.04(a).

“SpinCo Omnibus Plan” shall mean the SpinCo 2021 Stock Option Plan, as established by SpinCo as of the Effective Time pursuant to Section 2.02(a) and Section 4.01.

“SpinCo Option Award” shall mean an award of stock options assumed and granted by SpinCo pursuant to the SpinCo Omnibus Plan in accordance with Section 4.02(a).

“SpinCo Ratio” shall mean the quotient obtained by dividing (a) the Pre-Separation Parent Stock Value by (b) the SpinCo Stock Value.

“SpinCo Restricted Stock Award” shall mean an award of restricted SpinCo Shares, including any time-based restricted shares or performance restricted shares, assumed and granted pursuant to the SpinCo Omnibus Plan in accordance with Section 4.02(c).

“SpinCo RSU Award” shall mean an award of restricted stock units (including any performance restricted stock units) assumed and granted pursuant to the SpinCo Omnibus Plan in accordance with Section 4.02(b).

“SpinCo Securities” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Shares” shall have the meaning set forth in the Separation and Distribution Agreement.

“SpinCo Stock Value” shall mean the average of the VWAP of SpinCo Shares for the 30 regular trading days commencing with the Distribution Date.

“SpinCo Welfare Plan” shall mean a Welfare Plan established, sponsored, maintained or contributed to by any member of the SpinCo Group for the benefit of SpinCo Group Employees and Former SpinCo Group Employees.

“Subsequent Distribution” shall have the meaning set forth in the Recitals.

“Subsidiary” shall have the meaning set forth in the Separation and Distribution Agreement.

“Tax” shall have the meaning set forth in the Tax Matters Agreement.

“Third-Party Claim” shall have the meaning set forth in the Separation and Distribution Agreement.

“Transferred Account Balances” shall have the meaning set forth in Section 6.01(c).

“Transferred Director” shall mean each SpinCo nonemployee director as of the Effective Time who served on the Parent Board immediately prior to the Effective Time.

“Transition Services Agreement” shall have the meaning set forth in the Separation and Distribution Agreement.

“U.S.” shall mean the United States of America.

“VWAP” means the volume weighted average price of the applicable stock on the Nasdaq over a specified period of time.

“Welfare Plan” shall mean any “welfare plan” (as defined in Section 3(1) of ERISA) or a “cafeteria plan” under Section 125 of the Code, and any benefits offered thereunder, and any other plan offering health benefits (including medical, prescription drug, dental, vision, mental health, substance abuse and retiree health), disability benefits, or life, accidental death and dismemberment, and business travel insurance, pre-Tax premium conversion benefits, dependent care assistance programs, employee assistance programs, paid time-off programs, contribution funding toward a health savings account, flexible spending accounts or severance.

Section 1.02. Interpretation. Section 10.13 of the Separation and Distribution Agreement is hereby incorporated by reference.

ARTICLE II

GENERAL PRINCIPLES FOR ALLOCATION OF LIABILITIES

Section 2.01. General Principles.

(a) Acceptance and Assumption of SpinCo Liabilities. Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, SpinCo and the applicable SpinCo Designees shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a SpinCo Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any SpinCo Group Employees and Former SpinCo Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a SpinCo Benefit Plan, taking into account the SpinCo Benefit Plan’s assumption of Liabilities with respect to SpinCo Group Employees and Former SpinCo Group Employees that were originally the Liabilities of the corresponding Parent Benefit Plan with respect to periods prior to the Effective Time; and

(iii) any and all Liabilities expressly assumed or retained by any member of the SpinCo Group pursuant to this Agreement.

(b) Acceptance and Assumption of Parent Liabilities. Except as otherwise provided by this Agreement, on or prior to the Effective Time, but in any case prior to the Distribution, Parent and certain members of the Parent Group designated by Parent shall accept, assume and agree faithfully to perform, discharge and fulfill all of the following Liabilities in accordance with their respective terms (each of which shall be considered a Parent Liability), regardless of when or where such Liabilities arose or arise, or whether the facts on which they are based occurred prior to, at or subsequent to the Effective Time, regardless of where or against whom such Liabilities are asserted or determined (including any Liabilities arising out of claims made by Parent’s or SpinCo’s respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates against any member of the Parent Group or the SpinCo Group) or whether asserted or determined prior to the date hereof, and regardless of whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Parent Group or the SpinCo Group, or any of their respective directors, officers, Employees, Former Employees, agents, Subsidiaries or Affiliates:

(i) any and all wages, salaries, incentive compensation, equity compensation, commissions, bonuses and any other employee compensation or benefits payable to or on behalf of any Parent Group Employees and Former Parent Group Employees after the Effective Time, without regard to when such wages, salaries, incentive compensation, equity compensation, commissions, bonuses or other employee compensation or benefits are or may have been awarded or earned;

(ii) any and all Liabilities whatsoever with respect to claims under a Parent Benefit Plan, taking into account a corresponding SpinCo Benefit Plan’s assumption of Liabilities with respect to SpinCo Group Employees and Former SpinCo Group Employees that were originally the Liabilities of such Parent Benefit Plan with respect to periods prior to the Effective Time; and

(iii) any and all Liabilities expressly assumed or retained by any member of the Parent Group pursuant to this Agreement.

(c) Unaddressed Liabilities. To the extent that this Agreement does not address particular Liabilities under any Benefit Plan and the Parties later determine that they should be allocated in connection with the Distribution, the Parties shall agree in good faith on the allocation, taking into account the handling of comparable Liabilities under this Agreement.

Section 2.02. Adoption and Transfer and Assumption of Benefit Plans.

(a) Adoption by SpinCo of Benefit Plans. As of no later than the Effective Time, SpinCo shall adopt Benefit Plans (and related trusts, if applicable) as contemplated and in accordance with the terms of this Agreement, which Benefit Plans are generally intended to contain terms substantially similar in all material respects to those of the corresponding Parent Benefit Plans as in effect immediately prior to the Effective Time, as listed on Schedule 2.02(a) to this Agreement, with such changes, modifications or amendments to the SpinCo Benefit Plans as may be required by applicable Law or to reflect the Separation and Distribution, including limiting participation in any such SpinCo Benefit Plan to SpinCo Group Employees and Former SpinCo Group Employees who participated in the corresponding Benefit Plan immediately prior to the Effective Time.

(b) Plans Not Required to Be Adopted. With respect to any Benefit Plan not listed or otherwise addressed in this Agreement, the Parties shall agree in good faith on the treatment of such plan taking into account the handling of any comparable plan under this Agreement and, notwithstanding that SpinCo shall not have an obligation to continue to maintain any such plan with respect to the provision of future benefits from and after the Effective Time, SpinCo shall remain obligated to pay or provide any previously accrued or incurred benefits to the SpinCo Group Employees and Former SpinCo Group Employees consistent with Section 2.01(a) of this Agreement.

(c) Information, Elections and Beneficiary Designations. Each Party shall use its commercially reasonable efforts to provide the other Party with information describing each Benefit Plan election made by an Employee or Former Employee that may have application to such Party’s Benefit Plans from and after the Effective Time, and each Party shall use its commercially reasonable efforts to administer its Benefit Plans using those elections, including any beneficiary designations. To the extent transferred, any beneficiary designation made by a SpinCo Group Employee or Former SpinCo Group Employee under a corresponding Parent Benefit Plan shall be transferred to and be in full force and effect under the corresponding SpinCo Benefit Plan until such beneficiary designation is replaced or revoked by the SpinCo Employee or Former SpinCo Employee who made the beneficiary designation. Each Party shall, upon reasonable request, use its commercially reasonable efforts to provide the other Party and the other Party’s respective Affiliates, agents, and vendors all information reasonably necessary to the other Party’s operation or administration of its Benefit Plans.

(d) Service Credit and Other Factors Determining Benefits. As of the Effective Time, the SpinCo Benefit Plans shall provide for each SpinCo Group Employee who is employed immediately following the Effective Time by a member of the SpinCo Group and each Former SpinCo Group Employee that all service, all compensation and other factors affecting benefit determinations that, as of the Distribution Date, were recognized under the corresponding Parent Benefit Plan shall receive full recognition and credit and shall be taken into account under such SpinCo Benefit Plan to the same extent as though arising under such SpinCo Benefit Plan, except as duplication of benefits would result.

(e) No Duplication or Acceleration of Benefits. Notwithstanding anything to the contrary in this Agreement, the Separation and Distribution Agreement or any Ancillary Agreement, no participant in any Benefit Plan shall receive service credit or benefits or recognition of compensation or other factors to the extent that receipt of such service credit or benefits or recognition of compensation or other factors would result in duplication of benefits provided to such participant by the corresponding Benefit Plan or any other plan, program or arrangement sponsored or maintained by a member of the Group that sponsors the corresponding Benefit Plan. Furthermore, unless expressly provided for in this Agreement, the Separation and Distribution Agreement or in any Ancillary Agreement or required by applicable Law, no provision in this Agreement shall be construed to (i) create any right to accelerate vesting distributions or entitlements under any Benefit Plan sponsored or maintained by a member of the Parent Group or member of the SpinCo Group on the part of any Employee or Former Employee or (ii) limit the ability of a member of the Parent Group or SpinCo Group to amend, merge, modify eliminate, reduce or otherwise alter in any respect any benefit under any Benefit Plan sponsored or maintained by a member of the Parent Group or SpinCo Group, respectively, or any trust, insurance policy or funding vehicle related thereto.

(f) Transition Services. The Parties acknowledge that the Parent Group or the SpinCo Group may provide administrative services for certain of the other Party’s compensation and benefit programs for a transitional period under the terms of the Transition Services Agreement. The Parties agree to enter into a business associate agreement (if required by HIPAA or other applicable health information privacy Laws) in connection with such Transition Services Agreement.

(g) Beneficiaries. References to Parent Group Employees, Former Parent Group Employees, SpinCo Group Employees, Former SpinCo Group Employees, and current and former nonemployee directors of either Parent or SpinCo, shall be deemed to refer to their beneficiaries, dependents, survivors and alternate payees, as applicable.

Section 2.03. Individual Agreements.

(a) Assignment by Parent. To the extent necessary, Parent shall assign, or cause an applicable member of the Parent Group to assign, to SpinCo or another member of the SpinCo Group, as designated by SpinCo, all Individual Agreements, with such assignment to be effective as of no later than the Effective Time; provided, however, that to the extent that assignment of any such Individual Agreement is not permitted by the terms of such agreement or by applicable Law, effective as of the Effective Time, each member of the SpinCo Group shall be considered to be a successor to each member of the Parent Group for purposes of, and a third-party beneficiary with respect to, such Individual Agreement, such that each member of the SpinCo Group shall enjoy all of the rights and benefits under such agreement (including rights and benefits as a third-party beneficiary), with respect to the business operations of the SpinCo Group; provided, further, that in no event shall Parent be permitted to enforce any Individual Agreement (including any agreement containing noncompetition or nonsolicitation covenants) against a SpinCo Group Employee or Former SpinCo Group Employee for action taken in such individual’s capacity as a SpinCo Group Employee or Former SpinCo Group Employee other than on behalf of SpinCo Group as requested by SpinCo Group in its capacity as a third-party beneficiary.

(b) Assumption by SpinCo. Effective as of the Effective Time, SpinCo shall assume and honor any individual agreement to which any SpinCo Group Employee or Former SpinCo Group Employee is a party with any member of the Parent Group, including any Individual Agreement.

Section 2.04. Reimbursement.

(a) By SpinCo. From time to time after the completion of the Separation, SpinCo shall promptly reimburse Parent for the cost of any obligations or Liabilities that Parent elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of the SpinCo Group. Parent shall invoice SpinCo after the end of each fiscal month for all such costs (if any) in such fiscal month. SpinCo shall pay any amounts due by SpinCo hereunder in immediately available funds within thirty (30) days of SpinCo’s receipt of each invoice therefor. Any amount not paid within thirty (30) days after the date when payable shall bear interest at the Applicable Rate (as defined in the Transition Services Agreement) from the date such amount is due. SpinCo shall not deduct, set off, counterclaim or otherwise withhold any amount owed by it to Parent (on account of any obligation owed by the Parent Group, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing) against the amounts payable pursuant to this Agreement; provided that in the event SpinCo dispute any amount on an invoice, SpinCo shall notify Parent in writing within twenty (20) days after SpinCo’s receipt of such invoice and shall describe in detail the reason for disputing such amount, provide any documents or other materials supporting its dispute, and will be entitled to withhold only the amount in dispute during the pendency of the dispute. SpinCo shall cause the timely payment of the undisputed portion of each invoice in the manner set forth in this Agreement and shall be subject to late charges at the Applicable Rate and any other costs incurred by Parent pursuant to this Section 2.04(a) on any amount that is unsuccessfully disputed.

(b) By Parent. From time to time after the completion of the Separation, Parent shall promptly reimburse SpinCo for the cost of any obligations or Liabilities that SpinCo elects to, or is compelled to, pay or otherwise satisfy, that are or that pursuant to this Agreement have become, the responsibility of the Parent Group. SpinCo shall invoice Parent after the end of each fiscal month for all such costs (if any) in such fiscal month. Parent shall pay any amounts due by Parent hereunder in immediately available funds within thirty (30) days of Parent’s receipt of each invoice therefor. Any amount not paid within thirty (30) days after the date when payable shall bear interest at the Applicable Rate from the date such amount is due. Parent shall not deduct, set off, counterclaim or otherwise withhold any amount owed by it to SpinCo (on account of any obligation owed by the SpinCo Group, whether or not such obligation has been finally adjudicated, settled or otherwise agreed upon in writing) against the amounts payable pursuant to this Agreement; provided that in the event Parent disputes any amount on an invoice, Parent shall notify SpinCo in writing within twenty (20) days after Parent’s receipt of such invoice and shall describe in detail the reason for disputing such amount, provide any documents or other materials supporting its dispute, and will be entitled to withhold only the amount in dispute during the pendency of the dispute. Parent shall cause the timely payment of the undisputed portion of each invoice in the manner set forth in this Agreement and shall be subject to late charges at the Applicable Rate and any other costs incurred by SpinCo and controlled pursuant to this Section 2.04(b) on any amount that is unsuccessfully disputed.

Section 2.05. Non-U.S. Issues. To the extent that any matter described herein relates to jurisdictions other than the United States, the principles described in this Agreement shall be applied to the maximum extent possible, but shall modified by reasonable agreement of the Parties to the extent required to comply with applicable law.

ARTICLE III

ASSIGNMENT OF EMPLOYEES

Section 3.01. Active Employees.

(a) Assignment and Transfer of Employees. Effective as of no later than the Effective Time and except as otherwise agreed to by the Parties, (i) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the SpinCo Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Parent Human Resources department or otherwise taken in accordance with applicable Law) (collectively, the “SpinCo Group Employees”) is employed by a member of the SpinCo Group as of immediately after the Effective Time, and (ii) the applicable member of the Parent Group shall have taken such actions as are necessary to ensure that each individual who is intended to be an employee of the Parent Group as of immediately after the Effective Time (including any such individual who is not actively working as of the Effective Time as a result of an illness, injury or leave of absence approved by the Parent Human Resources department or otherwise taken in accordance with applicable Law) and any other individual employed by the Parent Group as of the Effective Time who is not a SpinCo Group Employee (collectively, the “Parent Group Employees”) is employed by a member of the Parent Group as of immediately after the Effective Time. Each of the Parties agrees to execute, and to seek to have the applicable Employees execute, such documentation, if any, as may be necessary to reflect such assignment and/or transfer.

(b) At-Will Status. Nothing in this Agreement shall create any obligation on the part of any member of the Parent Group or any member of the SpinCo Group to (i) continue the employment of any Employee or permit the return from a leave of absence for any period after the date of this Agreement (except as required by applicable Law) or (ii) change the employment status of any Employee from “at-will,” to the extent that such Employee is an “at-will” employee under applicable Law. Except as provided in this Agreement, this Agreement shall not limit the ability of the Parent Group or the SpinCo Group to change the position, compensation or benefits of any Employees for performance related, business or any other reason.

(c) Severance. The Parties acknowledge and agree that the Separation, Distribution and the assignment, transfer or continuation of the employment of Employees as contemplated by this Section 3.01 shall not be deemed an involuntary termination of employment entitling any SpinCo Group Employee or Parent Group Employee to severance payments or benefits and that the Parties shall reasonably cooperate to avoid any statutory severance or similar obligations.

(d) Not a Change in Control. The Parties acknowledge and agree that neither the consummation of the Separation, Distribution nor any transaction contemplated by this Agreement, the Separation and Distribution Agreement or any other Ancillary Agreement shall be deemed a “change in control,” “change of control,” or term of similar import for purposes of any Benefit Plan sponsored or maintained by any member of the Parent Group or member of the SpinCo Group and except as provided in this Agreement or as otherwise required by applicable law or Individual Agreement, no provision of this Agreement shall be construed to accelerate any vesting or create an right or entitlement to any compensation or benefits on the part of any Employee.

Section 3.02. Payroll and Related Taxes. Except as otherwise provided in the Transition Services Agreement, with respect to the SpinCo Group Employees transferred to the SpinCo Group during the tax year ending on and including the Separation, SpinCo will be responsible for all payroll obligations, tax withholding and reporting obligations regarding, all such SpinCo Group Employees, and furnish a Form W-2 or similar earning statement to, all such SpinCo Group Employees for the entire year. Except as otherwise provided in the Transition Services

Agreement, with respect to each affected SpinCo Group Employee, Parent and SpinCo shall, and shall cause their respective Affiliates to (to the extent practicable and to the extent permitted by applicable Law) (x) treat SpinCo (or the applicable member of the SpinCo Group) as a “successor employer” and treat Parent (or the applicable member of the Parent Group) as a “predecessor” within the meaning of Sections 3121(a)(1) and 3306(b)(1) of the Code, to the extent appropriate, for purposes of taxes imposed under the United States Federal Insurance Contributions Act, as amended (“FICA”), or the United States Federal Unemployment Tax Act, as amended (“FUTA”), and (y) file tax returns, exchange wage payment information and report wage payments made by the respective predecessor and successor employer on the same IRS Forms W-2 or similar earnings statements to each such SpinCo Group Employee for the tax year in which the Separation occurs, in a manner provided under the “alternative procedure” in Revenue Procedure 2004-53.

ARTICLE IV

EQUITY, INCENTIVE AND EXECUTIVE COMPENSATION

Section 4.01. Generally. Each Parent Award granted that is outstanding as of immediately prior to the Effective Time shall be adjusted as described below; provided, however, effective immediately prior to the Effective Time, the Parent Compensation Committee may provide for different adjustments with respect to some or all Parent Awards to the extent that the Parent Compensation Committee deems such adjustments necessary and appropriate. Any adjustments made by the Parent Compensation Committee pursuant to the foregoing sentence shall be deemed incorporated by reference herein as if fully set forth below and shall be binding on the Parties and their respective Affiliates. Before the Effective Time, the SpinCo Omnibus Plan shall be established, with such terms as are necessary to permit the implementation of the provisions of Section 4.02.

Section 4.02. Equity Incentive Awards.

(a) Option Awards. Each Parent Option Award that is outstanding immediately prior to the Effective Time shall be converted as of the Effective Time into either a Post-Separation Parent Option Award or a SpinCo Option Award as described below:

(i) Each Parent Option Award held by a Parent Group Employee and Former Employee shall be converted as of the Effective Time, through an adjustment thereto, into a Post-Separation Parent Option Award and shall, except as otherwise provided in this Section 4.02(a), be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as applicable to such Parent Option Award immediately prior to the Effective Time. From and after the Effective Time:

(A) the number of Parent Shares subject to such Post-Separation Parent Option Award, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (1) the number of Parent Shares subject to the corresponding Parent Option Award immediately prior to the Effective Time, by (2) the Parent Ratio; and

(B) the per share exercise price of such Post-Separation Parent Option Award, rounded up to the nearest cent, shall be equal to the product obtained by multiplying (1) the Post-Separation Parent Stock Value, by (2) the Option Exercise Price Ratio.

(ii) Each Parent Option Award held by a SpinCo Group Employee shall be converted as of the Effective Time into a SpinCo Option Award outstanding under the SpinCo Omnibus Plan and shall, except as otherwise provided in this Section 4.02(a), be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as applicable to such Parent Option Award immediately prior to the Effective Time. From and after the Effective Time:

(A) the number of SpinCo Shares subject to such SpinCo Option Award, rounded down to the nearest whole share, shall be equal to the product obtained by multiplying (1) the number of Parent Shares subject to the corresponding Parent Option Award immediately prior to the Effective Time, by (2) the SpinCo Ratio; and

(B) the per share exercise price of such SpinCo Option Award, rounded up to the nearest cent, shall be equal to the product obtained by multiplying (1) the SpinCo Stock Value, by (2) the Option Exercise Price Ratio of the corresponding Parent Option Award.

Notwithstanding anything to the contrary in this Section 4.02(a), the exercise price, the number of Parent Shares and SpinCo Shares subject to each Post-Separation Parent Option Award and SpinCo Option Award, and the terms and conditions of exercise of such options, shall be determined in a manner consistent with the requirements of Section 409A of the Code; provided, further, that, in the case of any Parent Option Award to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code as of immediately prior to the Effective Time, the exercise price, the number of Parent Shares and SpinCo Shares subject to such option award, and the terms and conditions of exercise of such option award shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

(b) RSU Awards. Each Parent RSU Award that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) If the holder is not a SpinCo Group Employee, such award shall be converted, as of the Effective Time, into a Post-Separation Parent RSU Award, and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent RSU Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Parent Shares subject to such Post-Separation Parent RSU Award shall be equal to the product, rounded down to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent RSU Award immediately prior to the Effective Time by (B) the Parent Ratio. If the Parent RSU Award is subject to performance vesting conditions, the performance goals shall be appropriately adjusted by the Parent Board or a committee thereof; provided that if the performance goals were achieved prior to the Effective Time, the earned Post-Separation RSU Award shall vest solely on the basis of time at the time(s) specified in the applicable award agreement.

(ii) If the holder is a SpinCo Group Employee, such award shall be converted, as of the Effective Time, into a SpinCo RSU Award, and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent RSU Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of SpinCo Shares subject to such SpinCo RSU Award shall be equal to the product, rounded down to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent RSU Award immediately prior to the Effective Time by (B) the SpinCo Ratio. If the Parent RSU Award is subject to performance vesting conditions, the performance goals applicable to the converted SpinCo RSU Award shall be appropriately adjusted by the SpinCo Board or a committee thereof; provided that if the performance goals were achieved prior to the Effective Time, the earned SpinCo RSU Award shall vest solely on the basis of time at the time(s) specified in the applicable award agreement.

(c) Restricted Stock. Each Parent Restricted Stock Award that is outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) If the holder is not a SpinCo Group Employee, such award shall be converted, as of the Effective Time, into a Post-Separation Parent Restricted Stock Award, and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent Restricted Stock Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of Parent Shares subject to such Post-Separation Parent Restricted Stock Award shall be equal to the product, rounded down to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent Restricted Stock Award immediately prior to the Effective Time by (B) the Parent Ratio. If the Parent Restricted Stock Award is subject to performance vesting conditions, the performance goals shall be appropriately adjusted by the Parent Board or a committee thereof, provided that if the performance goals were achieved prior to the Effective Time, the earned Post-Separation Restricted Stock Award shall vest solely on the basis of time at the time(s) specified in the applicable award agreement.

(ii) If the holder is a SpinCo Group Employee, such award shall be converted, as of the Effective Time, into a SpinCo Restricted Stock Award, and shall, except as otherwise provided in this Section 4.02, be subject to the same terms and conditions (including with respect to vesting and expiration) after the Effective Time as were applicable to such Parent Restricted Stock Award immediately prior to the Effective Time; provided, however, that from and after the Effective Time, the number of SpinCo Shares subject to such SpinCo Restricted Stock Award shall be equal to the product, rounded down to the nearest whole share, obtained by multiplying (A) the number of Parent Shares subject to the corresponding Parent Restricted Stock Award immediately prior to the Effective Time by (B) the SpinCo Ratio. If the Parent Restricted Stock Award is subject to performance vesting conditions, the performance goals applicable to the converted SpinCo Restricted Stock Award shall be appropriately adjusted by the SpinCo Board or a committee thereof; provided that if the performance goals were achieved prior to the Effective Time, the earned SpinCo Restricted Stock Award shall vest solely on the basis of time at the time(s) specified in the applicable award agreement.

(d) Miscellaneous Award Terms.

(i) With respect to Post-Separation Parent Awards and SpinCo Awards, (A) employment with or service to the Parent Group shall be treated as employment with or service to SpinCo with respect to SpinCo Awards held by a Parent Group Employee who is employed by a member of the Parent Group immediately following the Effective Time immediately following the Effective Time, and (B) employment with or service to the SpinCo Group shall be treated as employment with or service to Parent with respect to Post-Separation Parent Awards held by SpinCo Group Employees who is employed by a member of the SpinCo Group immediately following the Effective Time. In addition, none of the Separation, the Distribution or any employment transfer described in Section 3.01(a) shall constitute a termination of employment for any Employee for purposes of any Post-Separation Parent Award or any SpinCo Award. After the Effective Time, for any award adjusted under this Section 4.02, any reference to a “change in control,” “change of control” or similar definition in an award agreement, employment agreement or Parent Omnibus Plan applicable to such award (x) with respect to Post-Separation Parent Awards, shall be deemed to refer to a “change in control,” “change of control” or similar definition as set forth in the applicable award agreement, employment agreement or Parent Omnibus Plan (a “Parent Change in Control”), and (y) with respect to SpinCo Awards, shall be deemed to refer to a “Change in Control” as defined in the SpinCo Omnibus Plan (a “SpinCo Change in Control”). Without limiting the foregoing, with respect to provisions related to vesting of awards, a Parent Change in Control shall be treated as a SpinCo Change in Control for purposes of SpinCo Awards held by Parent Group Employees, Former Employees (to the extent applicable) and Parent nonemployee directors, and a SpinCo Change in Control shall be treated as a Parent Change in Control for purposes of Post-Separation Parent Awards held by SpinCo Group Employees and Transferred Directors.

(ii) Any determination in respect of a Post-Separation Parent RSU Award and SpinCo RSU Award which in either case was adjusted from a Parent RSU Award, in each case, granted to the holder pursuant to the Parent Omnibus Plan or the SpinCo Omnibus Plan, as applicable, and this Section 4.02, shall be made by the Compensation Committee of the Board of Directors of the Party to which the holder provides services immediately after the Effective Time (Parent or SpinCo, as applicable); provided that any such determination shall apply uniformly to both the applicable Post-Separation Parent Award and the corresponding SpinCo RSU Award held by such holder.

(e) Settlement; Tax Reporting and Withholding.

(i) Except as otherwise provided in this Section 4.02(e), after the Effective Time, Post-Separation Parent Awards, regardless of by whom held, shall be settled by Parent, and SpinCo Awards, regardless of by whom held, shall be settled by SpinCo.

(ii) Upon the vesting, payment or settlement, as applicable, of SpinCo Awards, SpinCo shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements with respect to the SpinCo Awards. Upon the vesting, payment or settlement, as applicable, of Post-Separation Parent Awards, Parent shall be solely responsible for ensuring the satisfaction of all applicable Tax withholding requirements with respect to the Post-Separation Parent Awards.

(f) Cooperation. Each of the Parties shall establish an appropriate administration system to administer, in an orderly manner, (i) exercises of vested Post-Separation Parent Options and SpinCo Options, (ii) the vesting and forfeiture of unvested Post-Separation Parent Awards and SpinCo Awards, and (iii) the withholding and reporting requirements with respect to all awards. Each of the Parties shall work together to unify and consolidate all indicative data and payroll and employment information on regular timetables and make certain that each applicable Person’s data and records in respect of such awards are correct and updated on a timely basis. The foregoing shall include employment status and information required for vesting and forfeiture of awards and Tax withholding/remittance, compliance with trading windows and compliance with the requirements of the Exchange Act and other applicable Laws.

(g) Registration and Other Regulatory Requirements. SpinCo agrees to file the appropriate registration statements with respect to, and to cause to be registered pursuant to the Securities Act, the SpinCo Shares authorized for issuance under the SpinCo Omnibus Plan, as required pursuant to the Securities Act, not later than the Effective Time and in any event before the date of issuance of any SpinCo Shares pursuant to the SpinCo Omnibus Plan. The Parties shall take such additional actions as are deemed necessary or advisable to effectuate the foregoing provisions of this Section 4.02(g), including to the extent applicable, compliance with securities Laws and other legal requirements associated with equity compensation awards in affected non-U.S. jurisdictions.

Section 4.03. Employee Stock Purchase Plan.

(a) Effective as of the Distribution Date, SpinCo shall establish an employee stock purchase plan (the “SpinCo ESPP”) that will provide benefits that are similar to those provided under the Parent 2001 Employee Stock Purchase Plan (the “Parent ESPP”) immediately before the Distribution Date.

(b) Effective as of the Distribution Date, Parent shall amend the Parent ESPP to provide that any amounts contributed by SpinCo Group Employees to the Parent ESPP shall be transferred to SpinCo and shall be applied to the purchase of SpinCo Shares under the SpinCo ESPP. The rights to purchase Parent Shares, which have been earned under the Parent ESPP shall be converted, in accordance with the procedures described in Section 4.02(a)(ii) and applicable law, into rights to purchase SpinCo Shares under the SpinCo ESPP effective as of the Distribution Date with respect to a number of SpinCo Shares and at a price determined on the same basis as under Section 4.02(a)(ii). The initial “purchase period” under the SpinCo ESPP will end on the same date that such period is scheduled to end under the Parent ESPP. Additional purchase periods under the SpinCo ESPP will be subject to the terms and conditions determined by SpinCo in its sole discretion.

Section 4.04. Nonequity Incentive Practices and Plans

(a) Corporate Bonus Practices.

(i) The SpinCo Group shall be responsible for determining all bonus awards that would otherwise be payable under the SpinCo Non-Equity Incentive Practices to SpinCo Group Employees or Former SpinCo Group Employees for any performance periods that are open when the Effective Time occurs. The SpinCo Group shall also determine for SpinCo Group Employees or Former SpinCo Group Employees (A) the extent to which established performance criteria (as interpreted by the SpinCo Group, in its sole discretion) have been met, and (B) the payment level for each SpinCo Group Employee or Former SpinCo Group Employee. The SpinCo Group shall assume all Liabilities with respect to any such bonus awards payable to SpinCo Group Employees or Former SpinCo Group Employees for any performance periods that are open when the Effective Time occurs and thereafter, and no member of the Parent Group shall have any obligations with respect thereto except as provided in the Separation and Distribution Agreement.

(ii) The Parent Group shall be responsible for determining all bonus awards that would otherwise be payable under the Parent Non-Equity Incentive Practices to Parent Group Employees or Former Parent Group Employees for any performance periods that are open when the Effective Time occurs. The Parent Group shall also determine for Parent Group Employees or Former Parent Group Employees (A) the extent to which established performance criteria (as interpreted by the Parent Group, in its sole discretion) have been met, and (B) the payment level for each Parent Group Employee or Former Parent Group Employee. The Parent Group shall retain (or assume as necessary) all Liabilities with respect to any such bonus awards payable to Parent Group Employees or Former Parent Group Employees for any performance periods that are open when the Effective Time occurs and thereafter, and no member of the SpinCo Group shall have any obligations with respect thereto.

(b) Parent Retained Bonus Plans. No later than the Effective Time, the Parent Group shall continue to retain (or assume as necessary) any incentive plan for the exclusive benefit of Parent Group Employees and Former Parent Group Employees, whether or not sponsored by the Parent Group, and, from and after the Effective Time, shall be solely responsible for all Liabilities thereunder.

(c) SpinCo Retained Bonus Plans. No later than the Effective Time, the SpinCo Group shall continue to retain (or assume as necessary) any incentive plan for the exclusive benefit of SpinCo Group Employees and Former SpinCo Group Employees, whether or not sponsored by the SpinCo Group, and, from and after the Effective Time, shall be solely responsible for all Liabilities thereunder.

Section 4.05. Director Compensation. Parent shall be responsible for the payment of any fees for service on the Parent Board that are payable at, before, or after the Effective Time, and SpinCo shall not have any responsibility for any such payments. With respect to any SpinCo nonemployee director, SpinCo shall be responsible for the payment of any fees for service on the SpinCo Board that are payable at any time after the Effective Time and Parent shall not have any responsibility for any such payments.

ARTICLE V

QUALIFIED RETIREMENT PLAN

Section 5.01. SpinCo 401(k) Plan.

(a) Establishment of Plan. Effective on or before the Distribution Date, the SpinCo Board shall adopt and establish the SpinCo 401(k) Plan and a related trust (the “SpinCo 401(k) Trust”), which shall be intended to meet the tax qualification requirements of Section 401(a) of the Code, the tax exemption requirement of Section 501(a) of the Code, and the requirements described in Sections 401(k) and (m) of the Code and which through December 31, 2021 shall have substantially the similar terms in all material respects as of immediately prior to the Distribution Date as the Parent 401(k) Plan. Notwithstanding the foregoing, SpinCo may make such changes, modifications or amendments to the SpinCo 401(k) Plan as may be required by applicable Law or as are necessary and appropriate to reflect the Separation or which result from vendor limitations. Before the Distribution Date, SpinCo shall provide Parent with (i) a copy of the SpinCo 401(k) Plan, SpinCo 401(k) Trust and favorable opinion regarding the tax-qualified status of the form of the SpinCo 401(k) Plan and (ii) a copy of certified resolutions of the SpinCo Board (or its authorized committee or other delegate) evidencing adoption of the SpinCo 401(k) Plan and SpinCo 401(k) Trust and the assumption by the SpinCo 401(k) Plan of the Liabilities described in Sections 5.01(b) and (c).

(b) Transfer of Account Balances. No later than thirty (30) days following the Effective Time (or such other times as mutually agreed to by the parties), Parent shall cause the trustee of the Parent 401(k) Plan to transfer from the trust which forms a part of the Parent 401(k) Plan to the SpinCo 401(k) Trust, the account balances of SpinCo Group Employees and Former SpinCo Group Employees under the Parent 401(k) Plan, determined as of the date of the transfer. Unless otherwise agreed by the parties, such transfers shall be made in kind, including promissory notes evidencing the transfer of outstanding loans. Any Asset and Liability transfers pursuant to this Section 5.01 shall comply in all respects with Sections 414(l) and 411(d)(6) of the Code and if required, shall be made not less than thirty (30) days after Parent shall have filed the notice under Section 6058(b) of the Code. The parties agree that to the extent that any Assets are not transferred in kind, the assets transferred will be mapped into an appropriate investment vehicle.

(c) Transfer of Liabilities. Effective as of the Effective Time but subject to the Asset transfer specified in Section 5.01(b) above, the SpinCo 401(k) Plan shall assume and be solely responsible for all the Liabilities for or relating to SpinCo Group Employees or Former SpinCo Group Employees under the Parent 401(k) Plan. SpinCo shall be responsible for all ongoing rights of or relating to SpinCo Group Employees for future participation (including the right to make payroll deductions) in the SpinCo 401(k) Plan.

(d) SpinCo 401(k) Plan Provisions. The SpinCo 401(k) Plan shall provide that:

(i) SpinCo Group Employees and Former SpinCo Group Employees shall be eligible to participate in the SpinCo 401(k) Plan as of the Effective Time to the extent that they were eligible to participate in the Parent 401(k) Plan as of immediately prior to the Effective Time;

(ii) the account balance of each SpinCo Group Employee and Former SpinCo Group Employees under the Parent 401(k) Plan as of the date of the transfer of Assets from the Parent 401(k) Plan (including any outstanding promissory notes relating to outstanding loans) shall be credited to such individual’s account under the SpinCo 401(k) Plan; and

(iii) the SpinCo 401(k) Plan shall assume and honor the terms of all QDROs in effect under the Parent 401(k) Plan in respect of SpinCo Group Employees and Former SpinCo Group Employees immediately prior to the Effective Time.

(iv) Plan Fiduciaries. For all periods at and after the Effective Time, the parties agree that the applicable fiduciaries of each of the Parent 401(k) Plan and the SpinCo 401(k) Plan, respectively, shall have the authority with respect to the Parent 401(k) Plan and the SpinCo 401(k) Plan, respectively, to determine the investment alternatives, the terms and conditions with respect to those investment alternatives and such other matters as are within the scope of their duties under ERISA and the terms of the applicable plan documents.

(e) No Distributions. No SpinCo Group Employee shall be entitled to a right to a distribution of his or her benefit under the Parent 401(k) Plan as a result of his or her transfer of employment from the Parent Group to the SpinCo Group nor as a result of the completion of the Separation.

ARTICLE VI

WELFARE BENEFIT PLANS

Section 6.01. Welfare Plans.

(a) Establishment of SpinCo Welfare Plans. Except as otherwise provided in this Article VII, as of the Effective Time, SpinCo shall establish the SpinCo Welfare Plans pursuant to Section 2.02(a) that generally correspond to the Parent Welfare Plans in which such SpinCo Group Employees participate immediately prior to the Effective Time. Through December 31, 2018, the SpinCo Welfare Plans shall have terms substantially similar in all material respects to those of the corresponding Parent Welfare Plans listed on Schedule 7.01(a), and in all cases, with such changes, modifications or amendments as may be required by applicable Law or as are necessary and appropriate to reflect the Separation. In addition, SpinCo or members of the SpinCo Group shall retain the right to modify, amend, alter or terminate the terms of any SpinCo Welfare Plan to the same extent that the Parent Group had such rights under the corresponding Parent Welfare Plan.

(b) Waiver of Conditions; Benefit Maximums. To the extent commercially available, SpinCo shall use commercially reasonable efforts to cause the SpinCo Welfare Plans to:

(i) with respect to initial enrollment as of the Effective Time, waive (x) all limitations as to preexisting conditions, exclusions, and service conditions with respect to participation and coverage requirements applicable to any SpinCo Group Employee or Former SpinCo Group Employee, other than limitations that were in effect with respect to the SpinCo Group Employee or Former SpinCo Group Employee under the applicable Parent Welfare Plan as of immediately prior to the Effective Time, and (y) any waiting period limitation or evidence of insurability requirement applicable to a SpinCo Group Employee or Former SpinCo Group Employee other than limitations or requirements that were in effect with respect to such SpinCo Group Employee or Former SpinCo Group Employee under the applicable Parent Welfare Plans as of immediately prior to the Effective Time; and

(ii) take into account (x) with respect to aggregate annual, lifetime, or similar maximum benefits available under the SpinCo Welfare Plans, a SpinCo Group Employee’s or Former SpinCo Group Employee’s prior claim experience under the Parent Welfare Plans and any Benefit Plan that provides leave benefits; and (y) any eligible expenses incurred by a SpinCo Group Employee or Former SpinCo Group Employee and his or her covered dependents during the portion of the plan year of the applicable Parent Welfare Plan ending as of the Effective Time to be taken into account under such SpinCo Welfare Plan for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such SpinCo Group Employee or Former SpinCo Group Employee and his or her covered dependents for the applicable plan year to the same extent as such expenses were taken into account by Parent for similar purposes prior to the Effective Time as if such amounts had been paid in accordance with such SpinCo Welfare Plan.

(c) Flexible Spending Accounts. As of no later than the Effective Time, SpinCo shall establish SpinCo Welfare Plans that shall provide health or dependent care flexible spending account benefits to SpinCo Group Employees on and after the Effective Time (collectively, the “SpinCo Flex Plan”). The Parties shall use commercially reasonable efforts to ensure that as of the Effective Time any health and dependent care flexible spending accounts of SpinCo Group Employees (whether positive or negative) (the “Transferred Account Balances”) under Parent Welfare Plans are transferred as soon as practicable after the Effective Time, from the Parent Welfare Plans to the SpinCo Flex Plan. Such SpinCo Flex Plan shall assume responsibility as of the Effective Time for all outstanding health or dependent care claims under the corresponding Parent Welfare Plans of each SpinCo Group Employee for the year in which the Effective Time occurs and shall assume and agree to perform the obligations of the corresponding Parent Welfare Plans from and after the Effective Time.

(d) Allocation of Welfare Plan Assets and Liabilities. Effective as of the Effective Time, the Parent Group shall retain or assume, as applicable, and be responsible for all assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of Parent Group Employees or Former Parent Group Employees under the Parent Welfare Plans or SpinCo Welfare Plans before, at, or after the Effective Time, and the SpinCo Group shall retain or assume, as applicable, and be responsible for all assets (including any insurance contracts, policies or other funding vehicles) and Liabilities relating to, arising out of or resulting from health and welfare coverage or claims incurred by or on behalf of SpinCo Group Employees or Former SpinCo Group Employees under the SpinCo Welfare Plans or Parent Welfare Plans before, at, or after the Effective Time. No SpinCo Welfare Plan shall provide coverage to any Parent Group Employee or Former Parent Group Employee after the Effective Time, and no Parent Welfare Plan shall provide coverage to any SpinCo Group Employee or Former SpinCo Group Employee after the Effective Time.

Section 6.02. COBRA. The Parent Group shall continue to be responsible for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the Parent Welfare Plans with respect to any Parent Group Employees and any Former Parent Group Employees (and their covered dependents) who incur a qualifying event under COBRA before, as of, or after the Effective Time. Effective as of the Effective Time, the SpinCo Group shall assume responsibility for complying with, and providing coverage pursuant to, the health care continuation requirements of COBRA, and the corresponding provisions of the SpinCo Welfare Plans with respect to any SpinCo Group Employees or Former SpinCo Group Employees (and their covered dependents) who incur a qualifying event or loss of coverage under the SpinCo Welfare Plans and/or the Parent Welfare Plans before, as of, or after the Effective Time. The Parties agree that the consummation of the transactions contemplated by the Separation and Distribution Agreement shall not constitute a COBRA qualifying event for any purpose of COBRA.

Section 6.03. Vacation, Holidays and Leaves of Absence. Effective as of no later than the Effective Time, the SpinCo Group shall assume all Liabilities of the SpinCo Group with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each SpinCo Group Employee, unless otherwise required by applicable Law. The Parent Group shall retain all Liabilities with respect to vacation, holiday, annual leave or other leave of absence, and required payments related thereto, for each Parent Group Employee.

Section 6.04. Workers’ Compensation. The treatment of workers’ compensation claims shall be governed by Section 5.1 of the Separation and Distribution Agreement.

Section 6.05. Insurance Contracts. To the extent that any Welfare Plan is funded through the purchase of an insurance contract or is subject to any stop loss contract, the Parties shall cooperate and use their commercially reasonable efforts to replicate such insurance contracts for SpinCo or Parent as applicable (except to the extent that changes are required under applicable Law or filings by the respective insurers) and to maintain any pricing discounts or other preferential terms for both Parent and SpinCo for a reasonable term. Neither Party shall be liable for failure to obtain such insurance contracts, pricing discounts, or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 6.05.

Section 6.06. Third-Party Vendors. Except as provided below, to the extent that any Welfare Plan is administered by a third- party vendor, the Parties shall cooperate and use their commercially reasonable efforts to replicate any contract with such third-party vendor for Parent or SpinCo, as applicable and to maintain any pricing discounts or other preferential terms for both Parent and SpinCo for a reasonable term. Neither Party shall be liable for failure to obtain such pricing discounts or other preferential terms for the other Party. Each Party shall be responsible for any additional premiums, charges, or administrative fees that such Party may incur pursuant to this Section 6.06.

ARTICLE VII

MISCELLANEOUS

Section 7.01. Preservation of Rights to Amend. Except as set forth in this Agreement, the rights of each member of the Parent Group and each member of the SpinCo Group to amend, waive, or terminate any plan, arrangement, agreement, program, or policy referred to herein shall not be limited in any way by this Agreement.

Section 7.02. Fiduciary Matters. Parent and SpinCo each acknowledge that actions required to be taken pursuant to this Agreement may be subject to fiduciary duties or standards of conduct under ERISA or other applicable Law, and no Party shall be deemed to be in violation of this Agreement if it fails to comply with any provisions hereof based upon its good faith determination (as supported by advice from counsel experienced in such matters) that to do so would violate such a fiduciary duty or standard. Each Party shall be responsible for taking such actions as are deemed necessary and appropriate to comply with its own fiduciary responsibilities and shall fully release and indemnify the other Party for any Liabilities caused by the failure to satisfy any such responsibility.

Section 7.03. Further Assurances. Each Party hereto shall take, or cause to be taken, any and all reasonable actions, including the execution, acknowledgment, filing and delivery of any and all documents and instruments that any other Party hereto may reasonably request in order to effect the intent and purpose of this Agreement and the transactions contemplated hereby.

Section 7.04. Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

(b) This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements and the Exhibits, Schedules and appendices hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof, supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties other than those set forth or referred to herein or therein. This Agreement, the Separation and Distribution Agreement and the Ancillary Agreements together govern the arrangements in connection with the Separation and the Distribution and would not have been entered into independently.

(c) Parent represents on behalf of itself and each other member of the Parent Group, and SpinCo represents on behalf of itself and each other member of the SpinCo Group, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(d) Each Party acknowledges that it and each other Party is executing this Agreement by facsimile, stamp or mechanical signature, and that delivery of an executed counterpart of a signature page to this Agreement (whether executed by manual, stamp or mechanical signature) by facsimile or by e-mail in portable document format (.pdf) shall be effective as delivery of such executed counterpart of this Agreement. Each Party expressly adopts and confirms each such facsimile, stamp or mechanical signature (regardless of whether delivered in person, by mail, by courier, by facsimile or by e-mail in portable document format (.pdf)) made in its respective name as if it were a manual signature delivered in person, agrees that it will not assert that any such signature or delivery is not adequate to bind such Party to the same extent as if it were signed manually and delivered in person and agrees that, at the reasonable request of the other Party at any time, it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof) and delivered in person, by mail or by courier.

Section 7.05. Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any Party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

Section 7.06. Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement, the Separation and Distribution Agreement and all other Ancillary Agreements (except as may be otherwise provided in any such Ancillary Agreement) in whole (i.e., the assignment of a Party’s rights and obligations under this Agreement and all Ancillary Agreements at the same time) in connection with a change of control of a Party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party.

Section 7.07. Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any Person except the Parties any rights or remedies hereunder. There are no third-party beneficiaries of this Agreement, and this Agreement shall not provide any Third Party with any remedy, claim, Liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement. Nothing in this Agreement is intended to amend any employee benefit plan or affect the applicable plan sponsor’s right to amend or terminate any employee benefit plan pursuant to the terms of such plan. The provisions of this Agreement are solely for the benefit of the Parties, and no current or former Employee, officer, director, or independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement.

Section 7.08. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by certified mail, return receipt requested or by electronic mail (e-mail) so long as the confirmation of receipt of such e-mail is requested and received, to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 7.08):

If to Parent, to:

J2 Global, Inc.

114 Fifth Avenue

New York, New York 10011

Attention:     Legal Department

E-mail:         legal@j2.com

If to SpinCo (prior to the Effective Time), to:

Consensus Cloud Solutions, Inc.

700 South Flower Street, Suite 1500

Los Angeles, California 90017

Attention:     Legal Department

E-mail:         legal@j2.com

If to SpinCo (from and after the Effective Time), to:

Consensus Cloud Solutions, Inc.

700 South Flower Street, Suite 1500

Los Angeles, California 90017

Attention:     Legal Department

E-mail:         vithya.aubee@j2.com

A Party may, by notice to the other Party, change the address to which such notices are to be given or made.

Section 7.09. Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the Parties shall negotiate in good faith in an effort to agree upon such a suitable and equitable provision to effect the original intent of the Parties.

Section 7.10. Force Majeure. No Party shall be deemed in default of this Agreement for any delay or failure to fulfill any obligation (other than a payment obligation) hereunder or thereunder so long as and to the extent to which any delay or failure in the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. In the event of any such excused delay, the time for performance of such obligations (other than a payment obligation) shall be extended for a period equal to the time lost by reason of the delay. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event, (a) provide written notice to the other Party of the nature and extent of any such Force Majeure condition; and (b) use commercially reasonable efforts to remove any such causes and resume performance under this Agreement as soon as reasonably practicable.

Section 7.11. Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 7.12. Survival of Covenants. Except as expressly set forth in this Agreement, the covenants, representations and warranties contained in this Agreement, and Liability for the breach of any obligations contained herein, shall survive the Separation and Distribution and shall remain in full force and effect.

Section 7.13. Waivers of Default. Waiver by a Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default, nor shall it prejudice the rights of the other Party. No failure or delay by a Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 7.14. Dispute Resolution. The dispute resolution procedures set forth in Article VII of the Separation and Distribution Agreement shall apply to any dispute, controversy or claim arising out of or relating to this Agreement.

Section 7.15. Specific Performance. Subject to the provisions of Article VII of the Separation and Distribution Agreement, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the Party or Parties who are, or are to be, thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief in respect of its or their rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the Parties.

Section 7.16. Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Section 7.17. Interpretation. In this Agreement, (a) words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Schedules, Exhibits and Appendices hereto and thereto) and not to any particular provision of this Agreement; (c) Article, Section, Schedule, Exhibit and Appendix references are to the Articles, Sections, Schedules, Exhibits and Appendices to this Agreement, unless otherwise specified; (d) unless otherwise stated, all references to any agreement (including this Agreement) shall be deemed to include the exhibits, schedules and annexes (including all Schedules, Exhibits and Appendixes) thereto; (e) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified; (f) the word “or” shall not be exclusive; (g) unless otherwise specified in a particular case, the word “days” refers to calendar days; (h) references to “business day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions are generally authorized or required by law to close in the United States or Los Angeles, California; (i) references herein to this Agreement or any other agreement contemplated herein shall be deemed to refer to this Agreement or such other agreement as of the date on which it is executed and as it may be amended, modified or supplemented thereafter, unless otherwise specified; and (j) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to [•], 2021.

Section 7.18. Limitations of Liability. Notwithstanding anything in this Agreement to the contrary, neither SpinCo or any member of the SpinCo Group, on the one hand, nor Parent or any member of the Parent Group, on the other hand, shall be liable under this Agreement to the other for any indirect, incidental, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such Liability with respect to a Third-Party Claim).

Section 7.19. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable.

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IN WITNESS WHEREOF, the Parties have caused this Employee Matters Agreement to be executed by their duly authorized representatives as of the date first written above.

J2 GLOBAL, INC.

By:
Name:
Title:

CONSENSUS CLOUD SOLUTIONS, INC.

By:
Name:
Title: